UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________
FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): January 31, 2018

CORE LABORATORIES N.V.
(Exact name of registrant as specified in its charter)
001-14273
(Commission File Number)

The Netherlands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Strawinskylaan 913
Tower A, Level 9
1077 XX Amsterdam
The Netherlands	Not Applicable
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (31-20) 420-3191

Check the appropriate below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 2.02 Results of Operations and Financial Condition
On January 31, 2018, Core Laboratories N.V. issued a press release announcing its financial results for the fourth quarter of 2017 and full year ended December 31, 2017. The full text of the press release is set forth in Exhibit 99.1 attached hereto.
The information in this Report and the exhibit attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly stated by specific reference in such filing.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 31, 2018, the Company announced that, effective at the conclusion of the 2018 annual shareholders’ meeting (the “Annual Meeting”), Richard Bergmark will resign from his role as Chief Financial Officer and he will not seek re-election to the Supervisory Board of Directors of the Company (the “Supervisory Board”). Mr. Bergmark will remain in his role as Executive Vice President until he retires from the Company on December 31, 2018. Mr. Bergmark will retire from the Supervisory Board upon the conclusion of the Annual Meeting.
Christopher Hill will replace Mr. Bergmark as Chief Financial Officer effective at the conclusion of the Annual Meeting. Mr. Hill, age 48, currently serves as the Company’s Chief Accounting Officer, a position he has held since May 2015. Since joining the Company in October 2006, Mr. Hill has held various positions including Corporate Controller - Financial Reporting, Corporate Group Controller and Investor Relations. Prior to joining the Company, he worked at Halliburton from August 2000 to October 2006 as Controller - Energy & Chemicals of the KBR Division and Corporate Director of Training and Accounting Research. Mr. Hill worked at Ernst & Young from January 1993 until August 2000, where he held the position of Manager his last three years there. Mr. Hill holds a BBA in Accounting from Texas A&M University received in December 1992. He is on schedule to receive an Executive MBA degree from Rice University in May 2018. There are no transactions between the Company and Mr. Hill that would require disclosure under Item 404(a) of Regulation S-K.
On January 31, 2018, the Company also announced that, effective February 1, 2018, Lawrence Bruno will replace David Demshur as President of the Company; however, Mr. Demshur will continue to serve as the Company’s Chairman and Chief Executive Officer. Lawrence Bruno also will be nominated for election to the Supervisory Board at the 2018 Annual Meeting in replacement of Mr. Bergmark. Mr. Bruno, age 58, currently serves as Vice President, Reservoir Description, a position he has held since July 2015. Prior to becoming Vice President, Reservoir Description, Mr. Bruno was the General Manager of U.S. Rocks from 1999 to July 2015. Prior to joining the Company, he was employed at an oil and gas service company for 14 years before it was acquired by Core Laboratories in 1999. Mr. Bruno received a Master of Science degree in Geology in 1987 from the University of Houston. There are no transactions between the Company and Mr. Bruno that would require disclosure under Item 404(a) of Regulation S-K.
For the year 2018, Mr. Bruno’s base salary will increase from $309,000 to $425,000 and he will be eligible to receive a maximum cash bonus for the year 2018 of up to One Hundred and Fifty percent (150%) of his base salary based upon certain relative and absolute performance criteria based upon 2018 performance which are the same for the other named executive officers. In February 2018, he will also receive a grant of 13,682 restricted performance shares that vest, if at all, at the end of a three-year performance period that began on January 1, 2018, with 50% of the grant vesting if the Company is in the top 50th percentile of ROIC among its Bloomberg Peers at the end of the performance period, the remaining 50% of the grant vesting if the Company is in the top 75th percentile of ROIC among its Bloomberg Peers at the end of the performance period and an additional amount equal to 50% of the original grant (for a maximum amount of 20,523 shares) if the Company is the top performing Company in ROIC at the end of the three-year performance period.
Because Mr. Bruno is an employee of the Company, he will not receive compensation for serving on the Supervisory Board.
Item 9.01 Financial Statements and Exhibits

(d)	Exhibits
99.1         Press release issued on January 31, 2018 *
†     Compensatory plan or arrangement

* This exhibit is intended to be furnished and shall not be deemed "filed" for purposes of the Exchange Act.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Core Laboratories N.V.

Dated: January 31, 2018	By	/s/ Richard L. Bergmark
Richard L. Bergmark
Chief Financial Officer

CORE LABORATORIES N.V.
EXHIBIT INDEX TO FORM 8-K

EXHIBIT NO.	ITEM

99.1	Press release issued on January 31, 2018 *
* This exhibit is intended to be furnished and shall not be deemed "filed" for purposes of the Exchange Act.